STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                         GROUP TECHNOLOGIES CORPORATION

                              Three Months Ended         Nine Months Ended
                          September 29,  October 1,  September 29,  October 1,
                              1996          1995         1996          1995
                           ----------    ----------   ----------    ----------
Primary Earnings Per Share

Weighted averages shares
outstanding............... 16,220,629    15,689,879   16,135,468    15,679,879

Net effect of dilutive stock
options (based on treasury
method)...................          0             0            0             0
                           ----------    ----------   ----------    ----------
Total..................... 16,220,629    15,689,879   16,135,468    15,679,879
                           ==========    ==========   ==========    ==========

Net loss.................. $(2,818,000)  $ (779,000)  $(2,755,000)  $(6,264,000)

Net loss per
share..................... $    (0.17)   $    (0.05)  $    (0.17)   $    (0.40)



Fully Diluted Earnings Per Share

Weighted averages shares
outstanding...............  16,220,629    15,689,879  16,135,468    15,679,879

Net effect of dilutive stock
options (based on treasury
method)...................           0             0           0             0
                            ----------    ----------  ----------    ----------
Total.....................  16,220,629    15,689,879  16,135,468    15,679,879
                            ==========    ==========  ==========    ==========

Net loss..................  $(2,818,000)  $ (779,000) $(2,755,000)  $(6,264,000)

Net loss per
share.....................  $    (0.17)   $    (0.05) $    (0.17)   $    (0.40)
